Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER 2014 RESULTS

Financial Highlights:

•	Revenue of $99.3 million, an increase of 2.8% from $96.6 million in 1Q14 and an increase of 17.2% from $84.7 million in 2Q13.

•	Net income of $0.10 per basic and diluted share, compared to net income of $0.10 per basic and diluted share in 1Q14 and net income of $0.04 per basic and diluted share in 2Q13.

•	Gross margin of 55.4%, compared to 56.0% in 1Q14 and 53.3% in 2Q13.

HILLSBORO, OR - July 24, 2014 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the leader in low power, small form factor and customizable solutions announced financial results today for the fiscal second quarter ended June 28, 2014.

For the second quarter, revenue was $99.3 million, an increase of 2.8% from $96.6 million reported in the prior quarter, and an increase of 17.2% from the $84.7 million reported in the same quarter a year ago.

Net income for the second quarter was $11.8 million ($0.10 per basic and diluted share), compared to the prior quarter net income of $12.0 million ($0.10 per basic and diluted share) and net income of $5.0 million ($0.04 per basic and diluted share) reported in the same quarter a year ago.

Darin G. Billerbeck, President and Chief Executive Officer, said, "This was another solid quarter for us as we executed to our plan. Strength in communications and growth in the industrial markets more than offset sequential softness in the consumer market. We continue to accelerate our new products to market, reaffirming our leadership in providing the lowest power, smallest footprint and affordably innovative programmable solutions."

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, "Revenue and gross margin continue to be highlights, underscoring the strength of our business strategy. We achieved gross margins of 55.4% on a diversified revenue base, completely in sync with our stated strategy. The sequential increase in operating expenses was primarily due to an increase in variable compensation and severance costs. Our cash and investments increased approximately $22 million to end the second fiscal quarter with approximately $247 million in cash, cash equivalents and short-term marketable securities."

Recent Business Highlights:

•
Major Product Launch: Lattice's new iCE40 Ultra™ FPGAs deliver 5x more functionality at 30% smaller size than competing solutions. Lattice has also reduced power by 75% over previous devices. Combined, these enable designers to give their systems more compact form factors and longer battery life, speeding customization of innovative features for mobile devices.

Business Outlook - Third Quarter 2014:

•	Revenue is expected to be 8% to 12% lower on a sequential basis.

•	Gross margin percentage is expected to be higher at approximately 56% plus or minus 2%.

•	Total operating expenses are expected to be lower by approximately one million dollars on a sequential basis.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the second quarter of 2014 and business outlook for the third quarter of 2014 on Thursday, July 24, 2014 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 70246926. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on August 8, 2014, by telephone at 1-404-537-3406. To access the replay, use conference identification number 70246926. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our continued acceleration of all new products to reaffirm our leadership in providing the lowest power, smallest footprint and affordably innovative programmable solutions; and those statements under the heading “Business Outlook - Third Quarter 2014” relating to expected revenue, gross margin and total operating expenses. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE40™, MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the world's leading provider of low-power programmable IC solutions for makers of smartphones, mobile handheld devices, small-cell networking equipment, industrial control, automotive infotainment, and much more. With more than 1 billion units sold over the past 10 years, Lattice ships more FPGAs, CPLDs and Power Management solutions than any other programmable solutions vendor. For more information, visit www.latticesemi.com. You can also follow Lattice via Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 Ultra, iCE40, MachXO and LatticeECP3 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2014	March 29, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenue	$99,320	$96,637	$84,694	$195,957	$155,852
Costs and expenses:
Cost of products sold	44,345	42,499	39,584	86,844	72,587
Research and development	22,302	21,239	20,267	43,541	38,381
Selling, general and administrative	18,832	18,749	17,072	37,581	33,570
Acquisition related charges	737	737	737	1,474	1,486
Restructuring	3	11	19	14	172
	86,219	83,235	77,679	169,454	146,196
Income from operations	13,101	13,402	7,015	26,503	9,656
Other income (loss), net	906	309	(54)	1,215	(106)
Income before provision for income taxes	14,007	13,711	6,961	27,718	9,550
Provision for income taxes	2,236	1,727	1,921	3,963	2,620
Net income	$11,771	$11,984	$5,040	$23,755	$6,930

Net income per share:
Basic	$0.10	$0.10	$0.04	$0.20	$0.06
Diluted	$0.10	$0.10	$0.04	$0.20	$0.06

Shares used in per share calculations:
Basic	117,904	116,436	115,733	117,170	115,562
Diluted	120,944	118,917	117,109	120,041	116,935

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 28, 2014	December 28, 2013
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$247,037	$215,815
Accounts receivable, net	66,289	50,085
Inventories	59,270	46,222
Other current assets	13,857	13,679
Total current assets	386,453	325,801

Property and equipment, net	41,132	41,719
Long-term marketable securities	—	5,241
Other long-term assets	8,921	6,120
Intangible assets, net of amortization	11,011	12,484
Goodwill	44,808	44,808
Deferred income taxes	9,325	11,703
	$501,650	$447,876

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$48,274	$51,113
Deferred income and allowances on sales to sell-through distributors	23,631	7,495
Total current liabilities	71,905	58,608

Other long-term liabilities	7,195	3,588
Total liabilities	79,100	62,196

Stockholders' equity	422,550	385,680
	$501,650	$447,876

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Three Months Ended			Six Months Ended
	6/28/2014	3/29/2014	6/29/2013	6/28/2014	6/29/2013
Operations Information
Percent of Revenue
Gross Margin	55.4%	56.0%	53.3%	55.7%	53.4%
R&D Expense	22.5%	22.0%	23.9%	22.2%	24.6%
SG&A Expense	19.0%	19.4%	20.2%	19.2%	21.5%
Depreciation and amortization (in thousands)	5,773	5,860	4,894	11,633	9,962
Capital expenditures (in thousands)	2,480	2,395	3,783	4,875	6,837
Stock compensation expense (in thousands)	3,320	3,090	2,513	6,410	4,423
Restructuring and severance related charges (in thousands)	403	90	19	493	172
Taxes paid (cash, in thousands)	418	380	104	798	956
Balance Sheet Information
Current Ratio	5.4	5.2	5.4
A/R Days Revenue Outstanding	60	62	68
Inventory Months	4.0	4.1	3.8
Revenue% (by Product Family)
PLD	65%	65%	69%	65%	69%
FPGA	35%	35%	31%	35%	31%
Revenue% (by Product Classification) (1)
New	50%	53%	46%	51%	43%
Mainstream	38%	34%	40%	36%	42%
Mature	12%	13%	14%	13%	15%
Revenue% (by Geography)
Asia	74%	75%	74%	75%	72%
Europe (incl. Africa)	16%	15%	14%	15%	16%
Americas	10%	10%	12%	10%	12%
Revenue% (by End Market) (2)
Communications	44%	41%	38%	43%	38%
Consumer	26%	31%	31%	28%	28%
Industrial	30%	28%	31%	29%	34%
Revenue% (by Channel)
Sell-through distribution	42%	39%	44%	40%	46%
Direct	58%	61%	56%	60%	54%

(1) New: LatticeECP5, MachXO3, LatticeECP3, MachXO2, Power Manager II, and iCE40 Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeXP2, MachXO, ispClock A/D/S, Software and IP Mature: LatticeECP, LatticeXP, ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs

* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2014 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.

(2) During the second quarter of fiscal 2014, the Company condensed its End Market categories. All periods presented have been revised accordingly.